UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2019

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2019, the Board of Directors of FuelCell Energy, Inc. (the “Company”) adopted a new cash incentive plan (the “Incentive Plan”).  The Incentive Plan is intended to retain key executives and employees and to motivate such executives and employees to accomplish certain Company goals and objectives.  All of the executive officers of the Company (including named executive officers, Jennifer Arasimowicz (principal executive officer) and Michael Bishop (principal financial officer)), as well as certain other key employees, are eligible to participate in the Incentive Plan.

Under the Incentive Plan, cash bonuses in an aggregate amount of $495,000 may be awarded to eligible participants, with the first bonus payment, which accounts for 33% of the aggregate bonus amount, being made on July 22, 2019 and the following three bonus payments, each of which accounts for approximately 22% of the aggregate bonus amount, being made only upon the achievement of certain milestones – specifically, (i) the receipt of certain customer payments, (ii) the closing of a refinancing of the Company’s senior secured credit facility, and (iii) the submission of an updated three year business plan to the Board of Directors of the Company.

The following initial bonus payments were received by the Company’s executive officers on July 22, 2019 – Jennifer Arasimowicz, the Interim President, Chief Commercial Officer, General Counsel, and Corporate Secretary of the Company, received $16,667; Michael Bishop, the Chief Financial Officer, Treasurer, and Executive Vice President of the Company, received $16,667; Anthony Leo, the Chief Technology Officer and Executive Vice President of the Company, received $10,000; and Michael Lisowski, the Chief Operating Officer and Executive Vice President of the Company, received $10,000. Initial bonus payments totaling an additional $108,335 were made to other eligible employees on July 22, 2019. Upon achievement of all of the milestones described above, the Company’s executive officers would be entitled to receive, in the aggregate, the following additional bonus payments: Jennifer Arasimowicz - $33,333; Michael Bishop - $33,333; Anthony Leo - $20,000; and Michael Lisowski - $20,000.

In connection with the Incentive Plan, the Company also entered into letter agreements with Ms. Arasimowicz, Mr. Bishop, Mr. Leo, and Mr. Lisowski on July 16, 2019, with the term of such letter agreements commencing on July 22, 2019. The letter agreements outline the bonus payments that may be received by these executives under the Incentive Plan, as described above.  Each letter agreement also provides that, if the Company terminates the executive’s employment prior to the achievement of the last milestone or the earlier termination of the agreement (as applicable, the “Termination Date”), the Company will not be obligated to pay such executive any additional sums not already paid under the Incentive Plan.  In addition, each letter agreement provides that, if for any reason, other than good reason (as defined in the letter agreement), the executive resigns from the Company before the Termination Date, such executive will be obligated to return to the Company, within 60 days, any part of any bonus already paid to such executive under the Incentive Plan.  Finally, each letter agreement provides that, if the executive is terminated for cause (as defined in the letter agreement) before the Termination Date, such executive will be obligated to reimburse any bonus already received under the Incentive Plan. The Company entered into similar letter agreements with the other bonus recipients.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: July 24, 2019	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer